EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Symmetricom, Inc. on Form S-4 of our report dated July 26, 2001 (August 4, 2001 as to Note N) on the consolidated financial statements of Symmetricom, Inc. for the years ended June 30, 2001, 2000 and 1999 and of our report dated September 17, 2001 on the related financial statement schedule, appearing in the Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2001 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

/s/    Deloitte & Touche LLP

San Jose, California
July 11, 2002